                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             TRENDWEST RESORTS, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(i)(1) AND 0-11.

    (1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

    (2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

   [ ]  Fee paid previously with preliminary materials:

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                            TRENDWEST RESORTS, INC.
                               9805 WILLOWS ROAD
                           REDMOND, WASHINGTON 98052

                                 April 7, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Trendwest Resorts, Inc. (the "Company") which will be held at our headquarters, 9805 Willows Road, Redmond, Washington, at 1:00 p.m., Thursday, June 3, 1999. I look forward to greeting as many of our shareholders as possible.

     At the annual meeting, holders of Company common stock will be asked to vote to elect three directors to the Board of Directors, to adopt the Employee Stock Purchase Plan and to ratify the selection of KPMG LLP as independent auditors. Information about the nominees for election to the Board of Directors and the other matters is included in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement. Your Board of Directors recommends that you vote "FOR" the Board of Director nominees, the adoption of Employee Stock Purchase Plan and the selection of KPMG LLP.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to Shareholders.

     Whether or not you attend the annual meeting it is important that your shares be represented and voted. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,
                                          /s/ WILLIAM PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

                            TRENDWEST RESORTS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 7, 1999
                            ------------------------

     The Annual Meeting of Shareholders of Trendwest Resorts, Inc. (the "Company") will be held our headquarters, 9805 Willows Road, Redmond, Washington, at 1:00 p.m., Thursday, June 3, 1999, for the following purposes:

     1. To elect three directors to hold office until the 2002 Annual Meeting of Shareholders and until their successors are elected and qualified;

     2. Adoption of the Employee Stock Purchase Plan;

     3. Ratification of KPMG LLP as independent auditors; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The above matters are more fully described in the Proxy Statement, which follows. Only holders of shares of the Company common stock of record at the close of business on April 5, 1999, are entitled to notice of, and to vote at, this annual meeting and any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                      /s/ WILLIAM F. PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

Seattle, Washington
April 7, 1999

                                   IMPORTANT

     Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

                            TRENDWEST RESORTS, INC.
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 3, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of Trendwest Resorts, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held at 1:00 p.m. on June 3, 1999, and any adjournments thereof (the "Annual Meeting"). The persons named as proxies are William F. Peare and Jeffery
P. Sites. The accompanying notice of meeting, this Proxy Statement and the accompanying proxy are being first sent to Shareholders on or about April 7, 1999.

     At the Annual Meeting, holders of the Company's common stock, no par value per share (the "Common Stock"), will be asked to elect three directors, each to hold office until the 2002 Annual Meeting of Shareholders and, in each case, until his or her successor is elected and qualified; to approve the Employee Stock Purchase Plan and to ratify KPMG LLP as independent auditors.

     All shares represented by proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees for director listed herein and on the proxy and for each of the other proposals. A Shareholder giving a proxy has the power to revoke it at any time before it is voted. The proxy may be revoked by written notice to the Secretary of the Company received at the Company's offices at 9805 Willows Road, Washington, 98052, on or before June 2, 1999 or by written notice delivered in person at the Annual Meeting to the Secretary prior to the commencement of the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     Only Shareholders of record at the close of business on April 5, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 17,158,766 shares of Common Stock outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the elections of directors.

     The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, if present in person or represented by proxy, constitute a quorum for purposes of acting on the election of directors. Abstentions and shares held by brokers that are present but not voted because brokers were prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Under applicable law and the Company's articles of incorporation and bylaws, and assuming that a quorum is present, in the election of the three directors for terms ending in 2002, the persons elected will be the three persons receiving the largest number of votes cast at the Annual Meeting by shares present in person or by proxy. Approval of each of the other proposals require that more votes favor the proposal than oppose it. In determining whether a voting matter has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the election of directors or on either proposal.

     All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. In addition to mailing this material to Shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may also, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on April 5, 1999.

                                                             SHARES OF
                                                            COMMON STOCK
         NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIALLY OWNED   PERCENT OF CLASS
         ------------------------------------            ------------------   ----------------
JELD-WEN, inc..........................................      13,725,821            79.99%
  3250 Lakeport Blvd
  Klamath Falls, Oregon 97601

     The following table sets forth information regarding the beneficial ownership of Common Stock on April 5, 1999 by (i) each director and nominee for director, (ii) the Company's Chief Executive Officer and the other executive officers named in the executive compensation table set forth herein and (iii) all directors and executive officers as a group. The following is based on information furnished by such owners. Each of the persons named below has sole voting and investment power with respect to the shares shown, except as noted below.

                                                             SHARES OF
                                                               COMMON
                                                               STOCK
                                                            BENEFICIALLY
           NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED        PERCENT OF CLASS
           ------------------------------------             ------------    ----------------
William F. Peare..........................................     323,060(6)         1.9%
Jeffery P. Sites..........................................     103,812(6)           *
William G. Brown..........................................       4,500(6)           *
Ronald A. Buzard..........................................       5,095(6)           *
Gerald T. Lynch...........................................      31,647(6)           *
Jerol E. Andres...........................................       6,000              *
Douglas P. Kintzinger.....................................       5,533(1)(5)         *
Roderick C. Wendt.........................................     630,015(2)(5)       3.7%
Michael P. Hollern........................................       6,000(3)           *
Harry L. Demorest.........................................      23,000(4)           *
Linda M. Tubbs............................................       2,000              *
All directors and executive officers as a group (19
  persons)................................................   1,241,784(7)         7.2%

---------------
  * Less than 1%

(1) Includes 1,200 shares held by Mr. Kintzinger's wife.

(2) Includes 4,117 shares held by Mr. Wendt's minor children and 612,008 shares held by R&R Vista, an Oregon general partnership of which Mr. Wendt is a 50% owner.

(3) Includes 6,000 shares held by Hollybank & Co., a nominee partnership holding shares in a trust of which Mr. Hollern is a beneficiary.

(4) Includes 23,000 shares held by Mr. Demorest's wife.

(5) Messrs. Kintzinger and Wendt are executive officers and directors of JELD-WEN, inc. and disclaim any beneficial ownership in the shares of the Company owned by JELD-WEN, inc.

(6) Includes 4,000 exercisable options.

(7) Includes 46,200 exercisable options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eight directors who are divided into three classes, as nearly equal in number as possible. The members of each class serve three-year terms, with one class elected annually. The term of office of the directors in Class II expires at the 1999 Annual Meeting. The Board of Directors has nominated Messrs. Hollern, Kintzinger and Sites for election as directors to serve a term of three years ending at the Company's Annual Meeting of Shareholders in 2002 and until their successors have been duly elected and qualified.

     Messrs. Hollern, Kintzinger and Sites have indicated that they are willing and able to serve as directors. If any of Messrs. Hollern or Kintzinger or Sites are unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The three directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of Messrs. Hollern, Kintzinger and Sites.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                             COMPANY         EXPIRATION OF
                      NAME                         AGE    DIRECTOR SINCE    TERM AS DIRECTOR
                      ----                         ---    --------------    ----------------
William F. Peare.................................  61          1989               2000
Jeffery P. Sites.................................  42          1991               1999
Jerol E. Andres..................................  55          1989               2001
Douglas P. Kintzinger............................  38          1994               1999
Roderick C. Wendt................................  44          1993               2001
Harry L. Demorest................................  56          1997               2000
Michael P. Hollern...............................  60          1997               1999
Linda M. Tubbs...................................  51          1997               2001

     William F. Peare has served as its President and Chief Executive Officer, and as a director, since 1989. Mr. Peare also serves as a director and, until January, 1999, as President of WorldMark, The Club ("WorldMark"). Mr. Peare developed the WorldMark concept and attracted key management personnel to the Company. From 1987 to 1989, Mr. Peare served as a management consultant for Eagle Crest Resort in Redmond, Oregon ("Eagle Crest") and for Elkhorn Resort in Sun Valley, Idaho. From 1985 to 1987, Mr. Peare was a Senior Vice President of Horizon Airlines. From 1983 to 1985, Mr. Peare served as Chief Executive Officer of All Seasons Resorts, Inc. ("All Seasons"), a publicly-traded membership campground company. From 1975 to 1982, Mr. Peare served as President of Thousand Trails Inc. ("Thousand Trails"), the nation's largest membership campground company.

     Jeffery P. Sites has served as Executive Vice President, Chief Operating Officer, and Secretary of the Company since 1989, and served as Treasurer from 1989 to January 1997. Mr. Sites has been a director of the Company since 1991. Prior to 1998, Mr. Sites served as a director and as Treasurer of WorldMark. Mr. Sites oversees the day-to-day operations of the Company. From 1987 to 1989, Mr. Sites was Chief Financial Officer of OMT, Inc., a holding company with a variety of businesses including an interval ownership project in Sun Valley, Idaho. From 1985 to 1987, Mr. Sites was Executive Vice President and co-founder of Venture Out Resorts, a regional membership campground company. From 1983 to 1985, Mr. Sites was the Controller for All Seasons.

     Jerol E. Andres has served as a director of the Company since 1989. Since 1988, Mr. Andres has served as Chief Executive Officer and President of Eagle Crest. From 1984 to 1988, Mr. Andres founded and was Chief Executive Officer and President of Happy Trails Resort. Since 1993, Mr. Andres has served as a director of Bank of the Cascades, a publicly-traded bank company. Mr. Andres served on the board of ARDA for 11 years, serving as Chairman from 1984 to 1986. From 1978 to 1984, Mr. Andres served as a Vice President of Thousand Trails.

     Douglas P. Kintzinger has served as a director of the Company since 1994. Mr. Kintzinger has been Senior Vice President of JELD-WEN since 1997 and is responsible for the accounting, data processing, legal, employee benefits, risk management, insurance, corporate services, treasury and corporate development of JELD-WEN. Mr. Kintzinger was first employed by JELD-WEN in 1987 and served as special projects manager, corporate counsel, manager of corporate development and in 1994 vice president of administration and corporate development. He has been a director of JELD-WEN since 1994 and JELD-WEN's corporate secretary since 1992. Mr. Kintzinger has also been an officer/director of various JELD-WEN affiliates and subsidiaries, including Eagle Crest G.P. Inc., Running Y Resort, Inc., West One Automotive Group, Inc. and Brooks Resources Corporation. Mr. Kintzinger also has served as a director of South Valley State Bank since 1991 and as a Regent of Luther College since 1990.

     Roderick C. Wendt has served as a director of the Company since 1993. Mr. Wendt has been President of JELD-WEN since 1992 and is responsible for the overall day-to-day performance of JELD-WEN. Mr. Wendt was first employed by JELD-WEN in 1980 and served as corporate counsel, Vice President and Senior Vice President prior to becoming President. He has been a director of JELD-WEN since 1985. Mr. Wendt has also been an officer and/or director of various JELD-WEN affiliates and subsidiaries, including Eagle Crest G.P. Inc., Running Y Resort, Inc., Windmill Inns of America, inc., West One Automotive Group, Inc., Frank Paxton Company and Brooks Resources Corporation. Mr. Wendt also served as a director of South Valley State Bank from 1983 to 1994, from 1996 to present, and has served as a director of the High Desert Museum since 1994.

     Harry L. Demorest has served as Chief Executive Officer of Columbia Forest Products, Inc. since March 1996. He served as President of Columbia Forest Products, Inc. from March 1994 to April 1996, and as Executive Vice President from April 1992 to February 1994. Prior to his employment by Columbia Forest Products, Inc., Mr. Demorest was a partner with Arthur Andersen & Co., serving as Office Managing partner for the Portland, Oregon office from 1981 to 1991 and as Partner-in-charge of the tax division of the Portland office from 1979 to 1985. Mr. Demorest also serves on the boards of directors of several civic and charitable organizations.

     Michael P. Hollern has served as Chairman of the Board of Directors of Brooks Resources Corporation since 1970, and has served as president of Brooks Resources since 1983. Mr. Hollern served as President of Brooks-Scanlon, Inc. from 1970 until its sale to Diamond International in June 1980. Mr. Hollern also serves on the boards of directors of several corporate, civic and charitable organizations.

     Linda M. Tubbs retired April 1, 1998 as an Executive Vice President of Wells Fargo Bank, serving as its Division Manager for the Northwest Commercial Banking Group since Wells Fargo's merger with First interstate Bank in April 1996. Prior to the merger, Ms. Tubbs served as Senior Vice President and Manager of First Interstate's Portland, Oregon Commercial Banking Administration and served in various other capacities at First Interstate since 1972, including her appointment in March 1990 as Senior Vice President and Manager of the Oregon head office. Ms. Tubbs also serves on the boards of directors of several civic and charitable organizations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The current members of the Company's Audit Committee are Messrs. Sites, Demorest and Kintzinger. The Audit Committee met one time in 1998.

     The Compensation Committee reviews and recommends to the Board of Directors salaries, bonuses and other forms of compensation for executive officers of the Company and administers the Company's stock option plan. The current members of the Compensation Committee are Messrs. Hollern and Kintzinger and Ms. Tubbs. The Compensation Committee met two times in 1998.

     During 1998, the Company's Board of Directors met nine times. Except for Mr. Demorest, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which such director served.

DIRECTOR FEES

     Directors who are not employees of the Company or JELD-WEN receive a fee of $1,000 for each Board meeting attended. All non-employee directors are reimbursed for out of pocket expenses for each Board meeting attended.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1998 by the Company's Chief Executive Officer ("CEO") and the four most highly paid executive officers (other than the CEO) who were serving as executive officers at the end of 1998 (collectively, together with the CEO, the "Named Executive Officers").

                                                                        OTHER ANNUAL      OPTIONS
     NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS      COMPENSATION(1)    GRANTED
     ---------------------------       ----    --------    --------    ---------------    -------
William F. Peare.....................  1998    $105,000    $225,778        $14,474        4,000
  President and Chief                  1997     100,000     197,340         12,055        20,000
  Executive Officer                    1996      96,000     192,013         18,860         -0-
William G. Brown.....................  1998      50,000     239,073         21,418        3,000
  Vice President -- California         1997      50,000     226,151         17,077        20,000
  Sales                                1996      50,000     181,910         11,200         -0-
Ronald A. Buzard.....................  1998      50,000     229,097         10,671        3,000
  Vice President -- Sales              1997      50,000     230,442         10,551        20,000
                                       1996      50,000     198,544         11,200         -0-
Jeffery Sites........................  1998      80,000     166,615         13,779        4,000
  Executive Vice President and         1997      75,000     159,145         15,919        20,000
  Chief Operating Officer              1996      70,000     139,991         17,153         -0-
Gerald T. Lynch......................  1998      50,000     183,132         11,203        3,000
  Vice President -- Marketing          1997      50,000     179,326          9,385        20,000
                                       1996      50,000     170,005         11,200         -0-

---------------
(1) Other annual compensation is comprised of various items such as Company 401(k) contributions and auto allowance.

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

     Messrs. Peare and Sites have entered into employment agreements with the Company. Under the employment agreements, Mr. Peare will receive a base annual salary of $105,000, and Mr. Sites will receive a base annual salary of $80,000, and each will have the opportunity to receive performance bonuses. The agreements will contain a covenant not to compete for a period of two years in the event of termination of employment for any reason. If employment is terminated by the Company without cause, the employee will receive his base salary for a period of one year following the date of termination plus the amount of bonus earned during the preceding twelve months.

GRANTS OF STOCK OPTIONS

     The following table sets forth information on stock option grants during fiscal 1998 to the Named Executive Officers. The options set forth in the table below were granted on November 12, 1998, as part of recipient's 1998 compensation.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                           STOCK PRICE
                                 NUMBER OF     PERCENT OF                                APPRECIATION FOR
                                SECURITIES    TOTAL OPTIONS                             EIGHT YEAR OPTION
                                UNDERLYING     GRANTED TO     EXERCISE                       TERM(2)
                                  OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   --------------------
             NAME               GRANTED(1)     FISCAL YEAR    ($/SHARE)      DATE       5% ($)     10% ($)
             ----               -----------   -------------   ---------   ----------   --------   ---------
William F. Peare..............     4,000          3.27         $11.375     11/12/06     21,700      52,000
William G. Brown..............     3,000          2.45          11.375     11/12/06     16,300      39,000
Ronald A. Buzard..............     3,000          2.45          11.375     11/12/06     16,300      39,000
Jeffery P Sites...............     4,000          3.27          11.375     11/12/06     21,700      52,000
Gerald T. Lynch...............     3,000          2.45          11.375     11/12/06     16,300      39,000

---------------
(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to the Company's 1997 Option Plan. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options vest ratably over five years beginning on the first anniversary of the date of grant.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the Securities and Exchange Commission (the "SEC") and do not represent the Company's expectation or projection as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

     The following table sets forth information on the exercise of stock options during fiscal year 1998 by each of the Named Executive Officers and the value of unexercised options at December 31, 1998.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 SHARES                       AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                                ACQUIRED        VALUE      ---------------------------   ---------------------------
            NAME               ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   -----------   -----------   -------------   -----------   -------------
William F. Peare.............      --            --         4,000           20,000           --            4,250
William G. Brown.............      --            --         4,000           20,000           --            3,188
Ronald A. Buzard.............      --            --         4,000           20,000           --            3,188
Jeffery P Sites..............      --            --         4,000           20,000           --            4,250
Gerald T. Lynch..............      --            --         4,000           20,000           --            3,188

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for establishing policies and programs which govern compensation for executive officers and for administering these programs to determine bonus amounts and option awards.

COMPENSATION POLICY

     The Company's executive compensation policy is designed to attract, reward and retain management who will achieve the business objectives of the Company. The Company's compensation policy seeks to align executive compensation with corporate performance, both on a short-term and long-term basis. In this regard, the base salaries of executives are established at levels which are considered lower than might otherwise be warranted in light of the duties and scope of responsibilities of each officer's position. Executive officers are afforded the opportunity to substantially increase their income through a bonus system that is based primarily on the Company's annual sales. A smaller portion of the bonus of executive officers is based on the Company's net income exceeding a 20% annual return on equity.

     The Compensation Committee also awarded stock options to various executive officers following the Company's initial public offering. The purpose of these awards was to provide key officers with an equity incentive in the Company to reinforce management's commitment to enhancement of profitability and Shareholder value. These options granted were based primarily on the executive officer's level of responsibility within the Company and the length of time such officer had been employed by the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. William Peare, the Company's Chief Executive Officer, is a party to an employment agreement with the Company and his compensation for 1998 was determined in accordance with the employment agreement. Mr. Peare's base compensation is set at $105,000 and he is eligible to receive a performance bonus, based primarily on the Company's annual sales, up to approximately two times his base salary. For 1998, Mr. Peare's bonus was $225,778 The Compensation Committee also awarded Mr. Peare a grant of options to acquire 4,000 shares of Common Stock. As with the other grants to executive officers, Mr. Peare's grant was based on his position as chief executive officer and his length of service with the Company.

                                          COMPENSATION COMMITTEE

                                          Michael P. Hollern
                                          Douglas P. Kintzinger
                                          Linda M. Tubbs

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total Shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the group of peer companies set forth below (based on weighted market capitalization) selected by the Company.

                     COMPARED CUMULATIVE TOTAL RETURN AMONG
          TRENDWEST RESORTS, INC., S&P 500 INDEX AND PEER GROUP INDEX PERFORMANCE GRAPH

                                                 TRENDWEST RESORTS, INC.           PEER GROUP                   S & P 500
                                                 -----------------------           ----------                   ---------
'8/97'                                                   100.00                      100.00                      100.00
'12/97'                                                  127.08                      102.43                       96.40
'12/98'                                                   69.44                      131.70                       66.93

PEER GROUP DETAIL

AMERICAN SKIING
BRISTOL HOTEL CO
CHOICE HOTELS CO
EXECUSTAY CORP
FAIRFIELD COMMUNITIES
FOUR SEASON HOTELS
HOST MARRIOTT CORP
INTRAWEST CORP
LODGIAN, INC (SERVICO INC)
PROMUS HOTEL CO
RED ROOF INNS INC
SHOLODGE INC
SUNTERRA CORP (SIGNATURE RESORTS)
SILVERLEAF RESORTS
SUBURBAN LODGES
SUNBURST HOSPITALITY CORP
SUPERTEL HOSPITALITY INC
VISTANA INC

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP WITH JELD-WEN, INC.

     Background. JELD-WEN, inc. ("Parent" or "JELD-WEN") owns 79.99% of the outstanding shares of the Company's Common Stock. Roderick Wendt and Douglas Kintzinger are directors of the Company and Richard Wendt was a director of the Company until March 1997. Richard Wendt, Roderick Wendt and Douglas Kintzinger are all directors of JELD-WEN. In addition, Richard Wendt, Roderick Wendt and Douglas Kintzinger own 35.7%, 2.1% and 0.5%, respectively, of the outstanding shares of JELD-WEN. JELD-WEN has established the JELD-WEN Foundation, which is a charitable foundation of which Richard Wendt, Roderick Wendt and William Early, an officer and director of JELD-WEN, are members of the Foundation's Board of Directors. Eagle Crest, Inc. ("Eagle Crest"), a wholly-owned subsidiary of JELD-WEN, is developing the Eagle Crest Resort. Running Y Resort, Inc. ("Running Y"), a wholly-owned subsidiary of Eagle Crest, is developing the Running Y Resort.

     The Company is developing a resort in central Washington known as MountainStar in conjunction with JELD-WEN. JELD-WEN owns the land and the Company is acting as the developer. On behalf of its Parent, the Company has incurred costs of approximately $5,869,000 in 1998 related to the project. All costs incurred have been reimbursed by the Parent.

     Administrative Services. JELD-WEN provides a self-insured health, life and disability benefits plan to its employees, in which the Company participated. The Company paid JELD-WEN approximately $2,182,000 in 1998 to include the Company's employees within the JELD-WEN plan. JELD-WEN also self-insures its worker's compensation liability and the Company also participates in that plan. The Company paid JELD-WEN approximately $442,000 in 1998 to include the Company's employees within the JELD-WEN plan.

     Credit Facility. The Company maintains an unsecured, open, revolving credit line with JELD-WEN of $10 million which is payable on demand. The Company pays JELD-WEN interest at prime plus one percent. The maximum month-end balance of the line outstanding to JELD-WEN during 1998 was approximately $6,170,000. To the extent the Company has excess funds available to loan JELD-WEN, such loans earn interest at prime minus one percent. The maximum month-end outstanding lending to JELD-WEN during the year was $2,022,000. The terms of the line of credit are the same as JELD-WEN provides to its other subsidiaries and divisions. The Company believes that the terms of the line of credit as a whole are no less favorable than could be obtained from an unaffiliated third party.

     Agreement with Eagle Crest. The Company has an agreement with Eagle Crest whereby the Company has assigned to Eagle Crest the nonexclusive right to sell Vacation Credits in WorldMark at Eagle Crest's resort in Redmond, Oregon and to retain the gross proceeds from such sales. Eagle Crest must transfer condominium units to WorldMark at no cost to WorldMark. Eagle Crest cannot sell more Vacation Credits than has been allocated to the condominium units transferred to WorldMark. Trendwest determines the number of Vacation Credits allocated to those condominium units transferred to WorldMark using the same basis as other resort units transferred by Trendwest to WorldMark. Effective June 30, 1998, Eagle Crest limited its sales activities with respect to Vacation Credits in WorldMark to Upgrade Sales only. The Company retains the full face interest on the contracts financed and sold to the Company with full recourse to Eagle Crest for any unpaid principal amounts. In addition, the Company purchases Notes Receivable from Eagle Crest at face value plus accrued interest. During the year, the Company purchased Notes Receivable in the principal amount of approximately $2,709,000. The terms of the agreement with Eagle Crest were negotiated between the managements of the Company and Eagle Crest.

     Agreement with Running Y. The Company and Running Y are parties to an agreement under which Running Y will develop at its expense condominium units at the Running Y Resort. The Company will pay Running Y a purchase price for each such unit equal to the number of Vacation Credits attributable to such unit (as determined by the Company), multiplied by the then-current price per Vacation Credit, multiplied by 26%. During 1998, the Company purchased 25 units at a cost of $3,462,000. During 1998, The Company purchased Notes Receivable from Running Y in the principal amount of approximately $2,537,000. The

Company retains the full face interest on the contracts financed and sold to the Company with full recourse to Running Y for any unpaid principal amounts. The terms of the agreement with Running Y were negotiated between the managements of the Company and Running Y.

     Purchase of Notes Receivable. I&I Holdings, Ltd., a wholly-owned subsidiary of JELD-WEN, has purchased Notes Receivable from the Company at face value plus accrued interest on a full recourse basis. During 1998, I&I Holdings, Ltd. purchased Notes Receivables with outstanding balances of approximately $7,000. The Company repurchased Notes Receivable from I&I Holdings at face value plus accrued interest of approximately $843,000 in 1998.

     R & R Vista, an Oregon general partnership comprised of Richard L. Wendt and Roderick C. Wendt, has purchased Notes Receivable from the Company at face value plus accrued interest on a full recourse basis. During 1998, R & R Vista purchased Notes Receivable with outstanding balances of approximately $928,000. Also during 1998, the Company repurchased notes receivable from R&R Vista at face value plus accrued interest of approximately $11,308,000.

     The terms of the purchase of the Notes Receivable by the affiliated parties were negotiated between the Company and the principals of R&R Vista. The Company believes that the terms of such financing are no less favorable than could have been obtained from an unaffiliated third party.

RELATIONSHIP WITH WORLDMARK

     WorldMark, The Club ("WorldMark") is a California nonprofit mutual benefit corporation that was formed by Trendwest for the specific purposes of owning, operating and maintaining the real property conveyed to it by Trendwest. Trendwest has the exclusive, non-terminable right to contribute properties to WorldMark. The Company contributes properties to WorldMark, free from all monetary encumbrances, which are then added to the inventory of WorldMark Resort units available for use by Owners. In return for the contribution of property to WorldMark, Trendwest has the exclusive right to market and sell Vacation Credits.

     WorldMark is managed by a Board of Directors elected by the Owners, who vote in proportion to the number of Vacation Credits owned. At present, three of WorldMark's five Board members are executive officers of Trendwest, Mr. William
F. Peare, Mr. Gene F. Hensley and Mr. J. Michael Moyer. In addition, Mr. Hensley is the President of WorldMark.

     The Company has a Management Agreement with WorldMark whereby it acts as the exclusive manager and servicing agent of WorldMark and the vacation owner program. The Company's responsibilities under the Management Agreement include general management of WorldMark, overseeing the property management and service levels of the resorts, and preparing financial forecasts and budgets for WorldMark. The Management Agreement provides for automatic one-year renewals unless such renewal is denied by a majority of the voting power of the Owners (excluding Trendwest). As compensation for its services, the Company receives the portion of total revenues received by WorldMark remaining after WorldMark pays or reserves for its expenses plus reserves for repair and replacement of WorldMark Resorts. This amount is subject to a ceiling equal to 15% of the budgeted annual expenses and reserves of WorldMark (exclusive of management fees). Management revenues from WorldMark during 1998 were approximately $1,707,000.

RELATIONSHIP WITH SAGE SYSTEMS

     Background. The Company and Sage Systems (a subsidiary of Interval Resort and Financial Services) and Sage Escrow, a licensed escrow company, are parties to several administrative agreements. Woodrow O'Rourke, Vice President of Operations of Sage Systems and Co-Owner of Sage Escrow, is the brother-in-law of William F. Peare, a director and the President and Chief Executive Officer of the Company.

     Escrow. The Company and Sage Escrow are parties to an Escrow Agreement under which contracts for the sale of Vacation Credits by the Company, and the funds received from such sales, must be placed in escrow with Sage. The Company pays Sage a fee of $35 to $40 per account for which Sage holds escrowed funds. Under the Escrow Agreement, the Company paid Sage approximately $667,000 in 1998.

     Servicing of Accounts. The Company and Sage Systems are parties to a Service Agreement under which Sage is responsible for maintaining a data processing system to bill and receive monthly receivable payments. The Company pays Sage a monthly fee of $1.75 per account serviced by Sage. Under the Service Agreement, the Company paid Sage approximately $925,000 in 1998.

     Software. The Company, Sage Systems and James McBride, Sr., an employee of Sage, entered into a Software Transfer Agreement in August 1994, under which Sage and Mr. McBride granted the Company an irrevocable, royalty-free license to use certain computer software programs. Concurrently with the Software Transfer Agreement, the Company and Sage entered into a Software Support and Maintenance Agreement (the "Maintenance Agreement"), under which Sage provides modifications, improvements and customer service to the Company in connection with the licensed computer software programs. Under the Maintenance Agreement, the Company paid Sage an initial fee of $12,000, a retainer of $2,000 per month, and labor charges of $50 per hour for services in excess of ten hours per month. Under the Maintenance Agreement, the Company has paid Sage approximately $35,000 in 1998.

     The terms of the various agreements with Sage were negotiated between the managements of the Company and Sage. The Company believes that the terms of such agreements are no less favorable than could have been obtained from an unrelated third party.

EMPLOYMENT RELATIONSHIPS

     Frederick C. Peare, the brother of Mr. William Peare, is employed by the Company as a director of one of the Company's sales offices. During 1998, Frederick C. Peare received a salary (based on commissions) and Company 401(k) contributions of $193,771. Scott Sites, the brother of Mr. Jeffery Sites, is employed by the Company in a sales capacity. During 1998, Scott Sites received a salary (based on commissions), bonus and Company 401(k) contributions of $172,673. Thomas F. Sites, the brother of Mr. Jeffery Sites, is employed by the Company in an administrative capacity. During 1998, Thomas Sites received a salary, bonus and Company 401(k) contributions of $181,125.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any Trendwest equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 1998, such SEC filing requirements were satisfied, except that Mr. Kintzinger filed a late Form 4 reporting a single transaction by his spouse.

                                   PROPOSAL 2

                    ADOPTION OF THE TRENDWEST RESORTS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     Effective February 24, 1999, the Board adopted the Trendwest Resorts, Inc., Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). In order to receive favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), shareholder approval of the Employee Stock Purchase Plan is required. A summary of the material features of the Employee Stock Purchase Plan follows. This summary is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan, which is set forth in Exhibit A hereto and incorporated by reference herein.

     The Employee Stock Purchase Plan provides eligible employees of the Company with an opportunity to acquire shares of the Company's Common Stock and thereby acquire an interest in the future of the Company. The maximum number of shares of Common Stock to be issued by the Company and purchased under the Employee Stock Purchase Plan, in the aggregate, is 500,000. Employees eligible to participate in the Employee Stock Purchase Plan include each employee of the Company if the employee is full-time (working more than 20 hours per week) and employed 90 days prior to the offering period without a break in service over 30 days. Nonemployee directors, leased employees, and independent contractors are not eligible to participate in the Employee Stock Purchase Plan.

     The Plan shall consist of 20 separate consecutive three month Offering periods ("Offering"). The first Offering shall commence on July 1, 1999 ("Commencement Date") and end on September 30, 1999. Thereafter, Offerings shall commence on each subsequent January 1, April 1, July 1 and October 1 and end on each subsequent March 31, June 30, September 30 or December 31 ("Ending Date"). The final Offering under the Plan shall commence on April 1, 2004 and terminate on June 30, 2004.

     An eligible employee may participate in an Offering by authorizing payroll deductions of up to 10% of compensation per pay period. Amounts withheld will be held for the credit of the participant as part of the Company's general funds and will not accrue any interest. On the Ending Date, the entire account balance of a participating employee is applied to purchase shares of the Company's Common Stock at a purchase price equal to 85% of the fair market value of the Common Stock on the Ending Date. In no event, however, is an employee permitted to purchase more Common Stock than the lessor of $2,500 or 2.5% of his or her annual compensation in any one Offering period. An employee who is not eligible to participate in the Plan on the effective date of an Offering but who becomes eligible during the term of the Offering may not participate in the Offering. Any employee who does not elect to participate in an Offering within the period for initial enrollment may not subsequently elect to participate in the Offering. An employee may not change the rate of his or her withholding during an Offering. An employee may withdraw participation from an Offering and receive a refund of contributions made during the Offering.

     In the event of any change in the outstanding Common Stock of the Company due to reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other change in the structure of the Common Stock, adjustments may be made in the number, kind and price of shares available for purchase under the Employee Stock Purchase Plan and in the minimum and maximum number of shares which an individual employee is entitled to purchase.

     The Company has the right to terminate or amend the Employee Stock Purchase Plan at any time without shareholder approval unless shareholder approval is required by Section 423 of the Code or another law or regulation. If not previously terminated by the Company, the Employee Stock Purchase Plan will terminate on the date as of which participants have exercised options to purchase a number of shares equal to or greater than the number of shares subject to the Plan.

     The Plan shall be administered by the Board, which may engage a qualified stock brokerage or other financial services firm to assist in the administration of the Plan. The Board shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant. The Board may delegate any or all of its authority hereunder to a committee of the Board, as it may designate.

     A participant's contributions through payroll deductions are not tax deductible but will constitute a part of the cost basis of the Common Stock purchased under the Employee Stock Purchase Plan.

     No tax liability results on the purchase of Common Stock. The employee becomes liable for Federal income tax on the disposition of the Common Stock. In order to receive the beneficial treatment provided under Section 423 of the Code, a participant must hold the Common Stock for two years from the Offer Date, or one year from the Purchase Date, whichever is later.

     If an employee disposes of shares acquired under the Employee Stock Purchase Plan after the holding period, or if an employee dies while holding any shares acquired under the Employee Stock Purchase Plan, the employee must include in gross income, as compensation, in the taxable year of disposition or death, an amount with respect to each share equal to the lesser of (i) the excess of the fair market value of the share at the time of the disposition or death over the amount paid for the share, or (ii) the excess of the fair market value of the share on the first day of the Offer over 85 percent of the fair market value of the share on the first day of the Offer. The Company will not be allowed a corresponding deduction for the amount treated as ordinary income.

     Except in the case of death, the basis of the shares in the employee's hands at the time of the disposition will equal the price paid for the shares increased by the amount, if any, included in the employee's gross income as compensation. Any additional gain recognized will be treated as short-term or long-term capital gain depending on the holding period of such shares. In the case of death of the employee, the basis of the shares to the employee's estate or heirs will be determined under Section 1014 of the Code.

     If an employee disposes of any of the shares purchased under the Employee Stock Purchase Plan before the expiration of the required holding period, the employee must include in gross income, as compensation, an amount with respect to each share equal to the excess of the fair market value of the share on the last trading day prior to the date of purchase over the price paid for such share pursuant to the Employee Stock Purchase Plan. Such amount will be includible in the gross income of the employee for the employee's taxable year in which the disposition occurs. The Company will be allowed a corresponding deduction in the same year and in the same amount required to be included in gross income by the employee if and to the extent such amount is an ordinary and necessary business expense and satisfies the test of reasonable compensation, provided that the Company's deduction with respect to certain officers may be limited by Section 162(m) of the Code.

     The basis of the shares in the hands of the employee will be the amount paid for the shares plus the amount, if any, included in the employee's gross income as compensation. Any gain or loss will be short-term or long-term capital gain or loss depending on the holding period for such shares. The holding period for the shares will commence on the date the option is exercised with respect to such shares.

     The foregoing is intended as a summary of certain Federal income tax consequences associated with the Employee Stock Purchase Plan and it does not purport to be a complete statement of such consequences. It is recommended that employees eligible to participate in the Employee Stock Purchase Plan consult their own tax advisors for counseling. Tax treatment under foreign, state, local or other law, including estate tax law, is not covered in this summary.

     The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the Employee Stock Purchase Plan. The Board believes the Employee Stock Purchase Plan is in the best interests of the Company and its shareholders and is important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                          THE ADOPTION OF PROPOSAL 2.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1999. Representatives of KPMG LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from Shareholders. Ratification of the selection of KPMG requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock voting in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR"
              THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS
         INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1999 FISCAL YEAR.

     The Company engaged KPMG LLP ("KPMG") on March 12, 1997 as the Company's independent accountants to report on the Company's balance sheets as of December 31, 1996 and 1995, and the related combined statements of income, Shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. The decision to appoint KPMG was approved by the Company's Board of Directors.

     Molatore, Peugh, McDaniel, Scroggin & Co. LLP ("MPMS") had acted as the Company's independent accountants since 1992. None of such accountant's reports on the Company's financial statements for any of the years reported on contained an adverse opinion or disclaimer of opinion, nor were the opinions modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K under the Securities act. There were no disagreements with MPMS, resolved or unresolved, on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which, if not resolved to MPMS's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. MPMS was not retained to report on the Company's 1996 financial statements.

     In August 1996, the Company engaged Coopers & Lybrand LLP ("C&L") as the Company's independent accountants to report on the Company's balance sheet as of December 31, 1995 and 1994, and the related statements of income, Shareholders' equity and cash flow for each of the years in the three year period ended December 31, 1995. C&L did not render any report on the Company's financial statements and was dismissed as the Company's independent accountants on February 10, 1997. The decision to retain and subsequently to dismiss C&L was approved by the Company's Board of Directors.

     During the period of C&L's engagement, disagreements arose over the accounting treatment of the sales of additional Vacation Credits to existing Owners ("Upgrade Sales"). The Company contended that Upgrade Sales could be fully recognized as income under Financial Accounting Standards Board Statement No. 66 ("SFAS 66") without an additional 10% cash down payment, provided that the Owner had sufficient equity in previously purchased Vacation Credits (including prior principal payments on the Note Receivable from the previous purchases) and additional cash down payments, if any, at the time of the Upgrade Sale, to satisfy the 10% down payment requirement for full profit recognition under SFAS 66. C&L's position was that SFAS 66 and Emerging Issues Task Force Issue No. 88-12 required each Upgrade Sale to have a separate 10% cash down payment (without consideration of equity from previously purchased Vacation Credits) before the full accrual of revenue could be recognized on such sale. Prior to C&L's dismissal, the Company agreed to modify its revenue recognition policies in accordance with C&L's position.

     Upon an Upgrade Sale, any existing Note Receivable is cancelled and a new Note Receivable with a seven year term is executed for the balance of the existing Note Receivable and the financed amount of the Upgrade Sale. The Company and C&L discussed the allocation of payments on the new Note Receivable for the purpose of profit recognition on the Upgrade sale. The Company's view is that the payment due on the new Note Receivable could be bifurcated between the amount attributable to the Upgrade Sale and the amount attributable to the extended balance of the previous Note Receivable, and that the excess of the payment due under the new Note Receivable over the part of the bifurcated payment attributable to the extended balance of the previous Note Receivable could be allocated to the financed portion of the Upgrade Sale without affecting the accounting for the previous sale. Profit on the Upgrade Sale would be recognized on the installment method until allocated principal payments equal to 10% of the Upgrade Sale are received. Profit would then be recognized on the accrual method. C&L recommended that the concurrence of the Securities and Exchange Commission ("Commission") staff with this methodology be obtained prior to the filing of this Registration Statement. C&L was prepared to accept the Company's view, provided that the Commission staff concurred. Accordingly, at the time of C&L's dismissal, with the exception of the issue of profit recognition on the new Note Receivable and the effect of the allocation of principal payments on the new Note Receivable on the recognition of profit on the previous sale, the Company does not believe that there were any unresolved disagreements with C&L on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which, if not resolved to C&L's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. C&L discussed each of these issues with members of the Board of Directors of the Company and of the board of directors of the Company's parent, JELD-WEN. The Company had authorized C&L to respond fully to the inquiries of KPMG concerning each of the disagreements.

     In addition, C&L advised the Company of two matters that, if further considered in connection with its audit of the financial statements, could materially impact the fairness of the financial statements. The matters related to the adequacy of the Company's allowance for doubtful accounts for receivables from the sale of Vacation credits and the method of calculating gains on the sale of such receivables. Due to their dismissal, C&L did not complete the audit procedures and inquiries necessary to conclude on these matters.

     Prior to the engagement of KPMG, the Company met with representatives of KPMG at a meeting on January 22, 1997 to discuss KPMG's experience in the Company's industry and industry accounting practices in connection with Upgrade sales. At that meeting, the disagreements between the Company and C&L were discussed. KPMG orally advised the Company that they believed that C&L's view on the revenue recognition principles applicable to the required down payment on the Upgrade Sales was the correct interpretation of SFAS 66. KPMG did not express any views on the other area of discussion between the Company and C&L, the recognition of revenue from Upgrade Sales based on an allocation of principal payments on Notes Receivable. The Company did not request, nor did it receive, any oral or written reports from KPMG concerning the subject of the unresolved disagreements with C&L. The Company did not consult C&L regarding the issues which were the subject of the disagreement following the date of dismissal. KPMG did discuss with C&L the subject matter of the disagreements and other matters relevant to the audit of the Company's financial statements prior to KPMG's agreement to the engagement as the Company's auditors.

                                 ANNUAL REPORT

     A copy of the Company's 1998 Annual Report to Shareholders, including the Annual Report to the SEC on Form 10-K and the financial statements, is enclosed. Additional copies of the Company's Annual Report may be obtained by writing to Investor Relations, 9805 Willows Road, Redmond, Washington 98052.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than December 9, 1999 for inclusion in the Company's Proxy Statement relating to the 2000 Annual Meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no business that will be presented for consideration at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,
                                          /s/ WILLIAM F. PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

April 7, 1999

                            TRENDWEST RESORTS, INC.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

     Trendwest Resorts, Inc. (the "Company") does hereby establish its 1999 Employee Stock Purchase Plan (the "Plan") as follows:

     1. Purpose of the Plan. The Plan is intended to provide a method whereby eligible employees of the Company and its Subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of common stock of the Company. The Company believes that employee participation in the ownership of the Company is of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provision of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Section of the Code.

     2. Definitions.

     Account means the funds that are accumulated with respect to each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant's account shall at all times remain the property of that Participant, but such funds will be commingled with the general funds of the Company and will not accrue interest.

     Board means the Board of Directors of the Company.

     Code means the Internal Revenue Code of 1986, as amended.

     Commencement Date means the January 1, April 1, July 1, or October 1 as the case may be, on which the particular Offering begins.

     Compensation means wages and all other compensation, excluding reimbursements, expense allowance, fringe benefits, moving expenses, deferred compensation and welfare benefits.

     Ending Date means the March 31, June 30, September 30, December 31, or nearest prior business day as the case may be, on which the particular Offering concludes.

     ESPP Broker means a qualified stock brokerage or other financial services firm that has been designated by the Company.

     Holding Period means the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company's Board of Directors adopted this Plan, is both (a) that two (2) year period after the Commencement Date and
(b) that one (1) year period after transfer to a Participant of any Shares under the Plan.

     Participant means an employee who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the requirements of Section 7.

     Pay Period means the payroll cycle of the Participant, which can be weekly, bi-weekly or bi-monthly.

     Offerings means the twenty separate consecutive three month offerings for the purchase and sale of Shares under the Plan. Each one of the Offerings shall be referred to as an "Offering."

     Shares means shares of the Company's common stock, without par value, that will be sold to Participants under the Plan.

     Subsidiaries means any present or future domestic or foreign corporation that: (i) would be a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code, and (ii) whose employees have been designated by the Board to be eligible, subject to Section 3, to be Participants under the Plan.

     Withdrawal Notice means a notice, in a form designated by the Company, that a Participant who wishes to withdraw from an Offering must submit to the Company pursuant to Section 22 prior to the Ending Date.

                                        A

     3. Employees Eligible to Participate. Any regular employee of the Company or any of its Subsidiaries who (a) is in the employ of the Company or any of its Subsidiaries on the Commencement Date, (b) has been so employed for at least ninety days, without a break in service of over 30 days and (c) has worked an average of twenty (20) hours per week during such employment is eligible to participate in the Plan, except officers of the Company within the meaning of Rule 16a-1 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended.

     4. Offerings. The Plan shall consist of twenty separate consecutive three month Offerings. The first Offering shall commence on July 1, 1999. Thereafter, Offerings shall commence on each subsequent January 1, April 1, July 1, and October 1, and the final Offering under the Plan shall commence on April 1, 2004 and terminate on June 30, 2004.

     5. Price. The purchase price per Share shall be 85 percent of the fair market value of the stock on the Ending Date. Fair market value shall mean the average of high and low closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the stock is traded on a stock exchange, the closing price for the stock on the principal of such exchange.

     6. Number of Shares Reserved Under the Plan. The maximum number of Shares that will be issued and offered under the Plan is 500,000. If, on any date, the total number of Shares for which purchase rights are to be granted pursuant to
Section 9 exceeds the number of Shares then available under this Section 6, (after deduction of all Shares (a) that have been purchased under the Plan, and (b) for which rights to purchase are then outstanding), the Company shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgement, to be equitable. In such event, each Participant's payroll deductions shall be reduced accordingly and the Company shall give to each Participant a written notice of such reduction.

     7. Participant. An eligible employee may become a Participant by completing the Enrollment Agreement that shall be provided by the Company and filing it with the Company prior to the Commencement Date of the Offering to which it relates, Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. The period for enrollment into the Plan shall terminate 10 days prior to the next Commencement Date.

     8. Participant Contributions. At the time the Enrollment Agreement is filed with the Company, each Participant shall authorize the Company to make payroll deductions of either (a) a fixed dollar amount per pay period or (b) a whole percentage (not partial or fractional) of Compensation; provided, however, that no payroll deduction shall exceed 10 percent of Compensation per Pay Period nor exceed $2,500 during any Offering. The amount of the minimum fixed dollar deduction may be adjusted by the Board of Directors from time to time; provided, however, that a Participant's existing rights under any Offering that has already commenced may not be adversely affected thereby.

     Each Participant's payroll deductions shall be credited to that Participant's Account. A Participant's payroll deductions shall begin on the Commencement Date, and shall end on the Ending Date unless the Participant elects to withdraw pursuant to Section 13. A Participant may discontinue participation in the Plan as provided in Section 13, but no other change may be made during an Offering and, specifically, a Participant may not alter the amount or rate of payroll deductions during an Offering.

     9. Granting of Right to Purchase. On the Commencement Date, the Plan shall be deemed to have granted automatically to each Participant a right to purchase as many Shares (including fractional Shares) as may be purchased with such Participant's Account on the Ending Date.

     10. Purchase of Shares. On the Ending Date, each Participant who has not otherwise withdrawn from an Offering shall be deemed to have carried out the right to purchase, and shall be deemed to have purchased at the purchase price set forth in Section 5, the number of Shares (including fractional Shares) that may be purchased with such Participant's Account.

                                        B

     11. Participant's Rights as a Shareholder. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 10 and issued by the Company.

     12. Evidence of Ownership of Shares.

        12.1 Promptly following the Ending Date of each Offering, the Shares that are purchased by each Participant shall be deposited into an account that is established in the Participant's name with the ESPP Broker.

        12.2 A Participant may direct, by written notice to the Company prior to the Ending Date of the pertinent Offering, that the ESPP Broker account be established in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law. Unless otherwise directed, the account will be established as joint tenants with right of survivorship.

        12.3 A Participant shall be free to undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift or transfer of legal title), of Shares in the Participant's ESPP Broker account at any time, whether by sale, exchange, gift or other transfer of title. Subject to Section 12.4 below, in the absence of such a disposition of the Shares, however, the Shares must remain in the Participant's account at the ESPP Broker until the Holding Period has been satisfied. With respect to Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant's choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

     13. Withdrawal.

        13.1 A Participant may withdraw from an Offering, in whole but not in part, at any time prior to the Ending Date by delivering a Withdrawal Notice to the Company, in which event the Company shall refund the Participant's entire Account as soon as practicable thereafter.

        13.2 An employee who has previously withdrawn from the Plan may re-enter by complying with the requirements of Section 7. Upon compliance with such requirements, an employee's re-entry into the Plan will become effective on the Commencement Date of the next Offering following withdrawal.

     14. Continuation. At the conclusion of each Offering, the Company shall automatically re-enroll each Participant in the next Offering unless otherwise instructed.

     15. Interest. No interest shall be paid or allowed on a Participant's Account.

     16. Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant's Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be liable for, or subject to, a Participant's debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant's rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 13.

     17. Termination of Employment. As soon as practicable upon termination of a Participant's employment with the Company for any reason whatsoever, including but not limited to death or retirement, the Participant's Account shall be returned to the Participant or the Participant's estate, as applicable.

     18. Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that
(i) subject to Sections 19 and 23.1(b), no Participant's existing rights under any Offering that is in progress may be adversely affected thereby, and (ii) subject to Section 19, in the event that the Board desires to retain the favorable tax treatment under Section 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company's shareholders approve such an increase.

                                        C

     19. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings or rights, or any other change in the capital structure of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of the Shares that are available for purchase under the Plan, and in the number of Shares that an employee is entitled to purchase.

     20. Share Ownership. Notwithstanding anything herein to the contrary, no Participant shall be permitted to subscribe for any Shares under the Plan if such Participant, immediately after such subscription, owns shares that account for (including all shares that may be purchased under outstanding subscriptions under the Plan) five percent or more of the total combined voting power or value of all classes of shares of the Company or its Subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership. In addition, no Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant's rights to purchase Shares under all "employee stock purchase plans" of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

     21. Administration. The Plan shall be administered by the Board, which may engage the ESPP Broker to assist in the administration of the Plan. The Board shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant. The Board may delegate any or all of its authority hereunder to a committee of the Board, as it may designate.

     22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, the Company's Staff Services Department; Attn: Director, shall be authorized to receive such notices.

     23. Termination of the Plan.

        23.1  This Plan shall terminate at the earliest of the following:

          (a) June 30, 2004;

          (b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a Participant to carryout the right to purchase, and to purchase at the purchase price set forth in
     Section 5, the number of Shares that may be purchased with that Participant's Account;

          (c) The date the Board acts to terminate the Plan in accordance with
     Section 18 above; and

          (d) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

        23.2 Upon termination of the Plan, the Company shall refund to each Participant the balance of each Participant's Account.

     24. Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any employee's affairs. An employee, therefore, may sell Shares that are purchased under the Plan at any time, subject to compliance with any applicable federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

                                        D

     25. Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance, or sale of such Shares.

     26. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

     27. Governing Law. The law of the state of Oregon shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

                                        E

                             TRENDWEST RESORTS, INC.
                   9805 WILLOWS ROAD, REDMOND WASHINGTON 98052

            PROXY FOR THE JUNE 3, 1999 ANNUAL MEETING OF SHAREHOLDERS

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRENDWEST RESORTS, INC.

       The undersigned Shareholder(s) of Trendwest Resorts, Inc. (the "Company") hereby appoints William F. Peare and Jeffery P. Sites, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on April 5, 1999 at the Annual Meeting of Shareholders to be held on June 3, 1999, and at any and all adjournment thereof.

1.  ELECTION OF DIRECTORS

       [ ]  FOR the nominees listed below.

       [ ]  WITHHOLD AUTHORITY to vote for any of the nominees listed below
            (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE OUT THE NAME OF SUCH NOMINEE).

       Nominees (Term Will Expire in 2002):  Michael P. Hollern
                                             Douglas P. Kintzinger
                                             Jeffery P. Sites

2. ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

       [ ]  FOR            [ ]  AGAINST           [ ]   ABSTAIN


3. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

       [ ]  FOR            [ ]  AGAINST           [ ]   ABSTAIN



       Shares represented by properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEM 1. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.


                         Dated: _______________________, 1999


                         ____________________________________
                                     Signature(s)


                         ____________________________________
                         Please sign as name(s) appears on
                         this proxy and date this proxy. If a
                         joint account, each joint owner must
                         sign. If signing for a corporation
                         or partnership or as agent, attorney
                         or fiduciary, indicate the capacity
                         in which you are signing.



                                       18